Part II
Item 6. (continued)


                                   EXHIBIT 11
                      CHASE PREFERRED CAPITAL CORPORATION
                   Computation of net income per common share
                   ------------------------------------------
                    (in thousands, except per share amounts)
                                  (Unaudited)

Net income for basic earnings per share are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.


                                                     Three Months Ended                Nine Months Ended
                                                        September 30,                     September 30,
                                                     --------------------------      ----------------------------
                                                     1998          1997                  1998               1997
-----------------------------------------------------------------------------------------------------------------
Earnings:

Net Income                                        $    19,302    $  20,162       $  56,860    $    60,641
Less:  Preferred Stock Dividend Requirements           11,138       11,138          33,413         33,413
                                                  -----------    ---------       ---------    -----------

Net Income Applicable to Common Stock             $    8,164     $   9,024       $  23,447    $    27,228
                                                  -----------    ---------       ---------    -----------

Shares:

Weighted Average Number of Common Shares
     Outstanding                                     572,500        572,500        572,500        572,500

Net Income Per Common Share                       $    14.26     $    15.76       $  40.96    $     47.56
                                                  ===========    ==========       ========    ===========


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